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FORM 3                      U.S. SECURITIES AND EXCHANGE COMMISSION
                                     Washington, D.C.  20549
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                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------- ----------------- ---------------------------------------------------------------------------
1.  Name and Address of Reporting     2.  Date of       4.   Issuer Name and Ticker or Trading Symbol
    Person*                               Event
                                          Requiring          Emergisoft Holding, Inc., a Nevada corporation (ESHI)
Berlwood V, L.P.                          Statement

                                       (Month/Day/Year)

                                       May 25, 2001

                                      3.  I.R.S. Identi-      5.    Relationship of Reporting Person to Issuer  6.If Amendment, Date
                                          fication Number           (Check all applicable)                        of Original (Month
                                          of Reporting                   Director        X 10% Owner               /Day/Year)
                                          Person, if an                  Officer (give        Other
c/o Jason Sear, 1201 North Watson         entity                         title below)                                N/A
Road, Suite 100                           (Voluntary)
Arlington, Texas 76006
*If the Form is filed by more than                                                                     7.  Individual or Joint/Group
one Reporting Person, see Instruction 5(b)(v).                                                             Filing
                                                                                                           (Check applicable line)
                                                                                                               X  Form filed by One
                                                                                                                  Reporting Person
                                                                                                                  Form filed by More
                                                                                                                  than One
                                                                                                                  Reporting Person
                          Table I - Non-Derivative Securities Beneficially Owned

------------------------------------- ----------------------------------------------------------------------------------------------
------------------------------------- ----------------------------------- ----------------------------------- ----------------------

1.  Title of Security                 2.  Amount of Securities            3.  Ownership Form:                 4. Nature of Indirect
     (Instr. 4)                            Beneficially Owned                  Direct (D) or                     Beneficial
                                           (Instr. 4)                          Indirect (I)                      Ownership (Instr.5)
                                                                               (Instr. 5)
------------------------------------- ----------------------------------- ----------------------------------- ---------------------
------------------------------------- ----------------------------------- ----------------------------------- ----------------------

Common Stock, $.001 par value         15,767,550                           D                                   N/A
------------------------------------- ----------------------------------- ----------------------------------- ----------------------
------------------------------------- ----------------------------------- ----------------------------------- ----------------------

------------------------------------- ----------------------------------- ----------------------------------- ----------------------
------------------------------------- ----------------------------------- ----------------------------------- ----------------------

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

Form 3 (continued)Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

----------------------------- --------------------- --------------------------------------- --------------- -------------- ---------
1.  Title of Derivative       2.  Date Exercisable  3.  Title and Amount of Securities      4.  Conver-     5.  Ownership  6.Nature
Security                           and Expiration        Underlying Derivative Security          sion or         Form of  ofIndirect
     (Instr. 4)                    Date (Month/          (Instr. 4)                              Exercise                 Beneficial
                                   Day/Year)                                                     Price of   Derivative    Ownership
                                                                                                 Deriva-                 (Instr. 5)
                                                                                                 tive       Security:
                                                                                                 Security        Direct
                                                                                                                 (D) or

                                                                                                            Indirect (I)
                                                                                                                 (Instr.
                                                                                                            5)
----------------------------- --------------------- --------------------------------------- --------------- -------------- -----
----------------------------- ---------- ---------- --------------------- ----------------- --------------- -------------- -------
                              Date       Expira-             Title        Amount or
                              Exer-      tion                             Number of
                              cisable    Date                             Shares
----------------------------- ---------- ---------- --------------------- ----------------- --------------- -------------- --------
----------------------------- ---------- ---------- --------------------- ----------------- --------------- -------------- --------

None.
----------------------------- ---------- ---------- --------------------- ----------------- --------------- -------------- --------
----------------------------- ---------- ---------- --------------------- ----------------- --------------- -------------- --------

Explanation of Responses:









**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                              ______________________________
                                              **Signature of Reporting Person

                                              Date ________________

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient,

See Instruction 6 for procedure.